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                     December 21, 2022

       Eli Kalif
       Executive Vice President, Chief Financial Officer
       Teva Pharmaceutical Industries Limited
       124 Dvora HaNevi   a Street
       Tel Aviv, Israel 6944020

                                                        Re: Teva Pharmaceutical
Industries Limited
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 9,
2022
                                                            File No. 001-16174

       Dear Eli Kalif:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences